UNITED STATES

SECURITIES and EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of theSecurities
Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):

January 1, 2005

Tengasco, Inc.(Exact
Name of Registrant as specified in its charter)

Commission File Number 0-20975

Tennessee	87-0267438
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

603 Main Avenue, Suite 500, Knoxville, Tennessee 37902
(Address of Principal Executive Office)

(865) 523-1124
(Registrant’s Telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02           Departure of Directors or Principal Officers; Election of Directors; Appointment
                          Of Principal Officers

                          Effective as of January 1, 2005, Bill L. Harbert resigned as a Director of the Company for personal reasons.

Item 8.01          Other Events

        On December 23, 2004 the thirteen (13) holders of all of the Company’s Series A 8% Cumulative Convertible Preferred Stock (the “Series A Shares”) having an aggregate face value of $2,867,900 were offered options to exchange their Series A Shares. The exchange options were voluntary in that each holder also had a right to retain his current Series A Shares.

        One option offered was to exchange the Series A shares for cash in an amount equal to 66.67% of the outstanding face value of the Series A shares, excluding accrued and unpaid dividends, in full satisfaction of the Company’s obligations under the Series A Shares. An amount equal to the dividend for the quarter ending December 31, 2004 would be paid without discount. Seven of the thirteen existing holders selected this option, exchanging $1,085,000 of Series A Shares having a face value of $1,085,00 for cash payments totaling $749,069 including a dividend value of $25,700. The Company obtained the funds for this exchange from cash on hand and the proceeds of a loan from Dolphin Offshore Partners, L.P. (“Dolphin”), the Company’s largest shareholder. The loan from Dolphin was evidenced by a promissory note in the principal amount of $550,000 bearing 12% interest per annum payable interest only until the principal amount of the note was due on May 20, 2005. The note is secured by a lien on the Company’s assets in Tennessee and Kansas.

        A second option offered was to exchange the face value of Series A Shares including accrued dividends, on a dollar for dollar basis, for up to eight unit interests in a drilling and development program to drill eight oil wells on properties leased by the Company in Kansas (the “Program”). The Company will act as operator of the Program, charging to the participants a “turnkey” fee of $250,000 per unit. Participants will receive, pro rata to their unit interests, all net cash flow from the Program, until receipt of 80% of exchanged face value of the Series A shares. Thereafter, participants will pay the Company a management fee equal to 85% of all their net cash flow from the Program Wells. The Company has identified two (2) wells to be drilled in the first quarter of 2005, and is to drill the remaining wells by March 31, 2006. Five holders of the Series A Shares having an aggregate face value of $1,582,900 plus an accrued dividend value of $31,658 selected this option. The exchange of these Series A Shares was made on December 31, 2004 for approximately 6.5 units in the Program. The remaining 1.5 units in the Program are currently retained by the Company.

        Only one Series A shareholder chose not to exercise any of the offered options and instead elected to retain its shares in current form. Consequently, as of January 1, 2005 the

Company has one Series A shareholder having shares with a face value of $200,000.

Item 9.01           Financial Statements and Exhibits

(c) Exhibits

17.1     Letter of resignation of Bill L. Harbert dated December 29, 2004
99.1     Press Release dated January 6, 2005

SIGNATURES

        Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused and authorized this report to be signed on its behalf by the undersigned.

Dated: January 6, 2005

         Tengasco, Inc.

By: s/Jeffrey R. Bailey Jeffrey R. Bailey, President